  EXHIBIT 13.3

August 11, 2020

Office of the Chief Accountant

Securities and Exchange Commission

460 Fifth Street N. W.

Washington, DC 20549

Re: Success Entertainment Group International, Inc.

Commission File Number: 333-188401

Dear Sirs:

We have received a copy of, and are in agreement with, the statements being made by Success Entertainment Group International, Inc. in Item 4.02 of its Form 8-K dated August 11, 2020 and captioned “Non-reliance on Previously Issued Financial Statements or a Related Audit Report or Completed Interim Review.”

We hereby consent to the filing of this letter as an exhibit to the foregoing report on Form 8-K. Sincerely,

 Yichien Yeh, CPA